U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person(s)
   Van Dyke III, William D.
   411 East Wisconsin Ave., 22nd Floor
   Milwaukee, WI 53202

2. Issuer Name and Ticker or Trading Symbol
   International Flavors & Fragrances, Inc. (IFF)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   08/02

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [x] Director                    [ ] 10% Owner
   [ ] Officer (give title below)  [ ] Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owner
- ----------------------------------------------------------------------------------------------------------------------

1. Title of Security     2. Trans-    3. Trans-   4. Securities Acquired (A)   5. Amount of   6.  Owner-   7. Nature of
                         Action       Action      or Disposed of (D)           Securities     ship Form;   Indirect
                         Date         Code                                     Beneficially   Direct (D)   Beneficial
                         (Month/                                               Owned at end   or Indirect  Ownership
                         Day/Year)                                             of Issuer's    (I)
                                                                               Fiscal Year

                                                  Amount    A or D     Price
- ----------------------------------------------------------------------------------------------------------------------




Table II (Part 1) Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1 though 6)
- ----------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conversion or    3. Trans-      4. Trans-   5. Number of Derivative   6. Date Exercisable
   Security                 Exercise Price      action         action      Securities Acquired       and Expiration
                            of Derivative       Date           Code        (A) or Disposed of (D)    Date

                                                                        (A)        (D)             Exercise   Expiration
- ----------------------------------------------------------------------------------------------------------------------
Option (right to buy)    $32.82		     5/07/02	     V		 3,000			   (1)        5/07/12


Table II (Part II) Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1,3 and 7 through 11)
- ----------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   3. Trans-   7. Title and Amount    8. Price    9. Number of     10. Owner-      11. Nature
   Security                 action      of Underlying          of De-      Derivative        ship of         Indirect
                            Date        Securities             rivative    Securities        Derivative      Beneficial
                                                               Security    Beneficially      Security;       Ownership
                                                                           Owned at End      Direct (D)
                                                                           of Year           or Indirect
                                      Title       Amount                                     (I)
- ----------------------------------------------------------------------------------------------------------------------
Option (right to buy)    5/07/12      Common Stock  3,000	 0	    30,000	      D


Explanation of Responses:

(1)  Exercisable in 3 installments of 1,000 shares each; 5/07/04; 5/07/05; 5/07/06

SIGNATURE OF REPORTING PERSON
/S/
VAN DYKE III, WILLIAM D.
DATE 08/28/02


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations

	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.